EX-28.d.ii

FIRST AMENDMENT

TO THE

INVESTMENT ADVISORY AGREEMENT

Amendment to update fund name in Schedule A of the Investment Advisory Agreement dated July 21, 2011 between Advisers Investment Trust and Independent Franchise Partners, LLP

This amendment is made by the undersigned parties to reflect the following change on Schedule A:

Independent Franchise Partners US Franchise Equity Fund is deleted and replaced with Independent Franchise Partners US Equity Fund

Effective March 13, 2012

Advisers Investment Trust

By:	/s/ Scott Englehart

Name:	Scott Englehart

Title:	President

Independent Franchise Partners, LLP

By:	/s/ John Kelly-Jones

Name:	John Kelly-Jones

Title:	Member

Second Signatory of Independent Franchise Partners, LLP

By:	/s/ Jayson Vowles

Name:	Jayson Vowles

Title:	Member